                        [ANDREWS & KURTH LETTERHEAD]




                               November 17, 1997




Heritage Propane Partners, L.P.
8801 S. Yale Avenue
Suite 310
Tulsa, Oklahoma 74137


         RE:     REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         We have acted as counsel in connection with the Registration Statement on Form S-4, Registration No.: 333- ______(the "Registration Statement") of Heritage Propane Partners, L.P. (the "Partnership"), relating to the registration of the offering and sale (the "Offering") of up to 2,000,000 common units representing limited partner interests in the Partnership (the "Common Units"). In connection therewith, we have participated in the preparation of the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the Registration Statement. Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement.

         The Discussion, subject to the qualifications stated therein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of Common Units pursuant to the Offering.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Discussion. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

                                                Very truly yours,

                                                /s/ ANDREWS & KURTH L.L.P.

                                                Andrews & Kurth L.L.P.